Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	Media Contact: Charles Coleman, (626) 302-7982
Investor Relations Contact: Scott Cunningham, (626) 302-2540

Edison Mission Energy Plan of Reorganization Approved
by U.S. Bankruptcy Court

ROSEMEAD, Calif., March 11, 2014 - Edison International (NYSE:EIX) today announced that Edison Mission Energy’s (EME) Plan of Reorganization was approved today by the U.S. Bankruptcy Court. The approved Plan incorporates the Settlement Agreement reached on February 18, 2014, between EME, Edison International, and certain of EME’s creditors. This approval will allow the Settlement, as well as the planned sale of substantially all of EME’s assets and stock of subsidiaries to NRG Energy, Inc., to be implemented.

Under the Plan of Reorganization and consistent with the Settlement Agreement, EME will emerge from bankruptcy free of liabilities and remain a subsidiary of Edison International. All assets and liabilities of EME that are not otherwise discharged in the bankruptcy or sold to NRG Energy, Inc. will be transferred to a newly-formed trust under the control of EME’s creditors other than certain income tax and pension related liabilities being assumed by Edison International under the Settlement Agreement. For more details on the Settlement Agreement, please see Edison International’s February 18, 2014, Form 8-K. Closing of the Settlement transaction is expected in late March or early April.

About Edison International
Edison International, through its subsidiaries, is a generator and distributor of electric power and an investor in energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities.

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2244 Walnut Grove Ave., Rosemead, CA 91770